Exhibit 2.1

PLAN OF REORGANIZATION AND
SHARE EXCHANGE AGREEMENT

This Plan of Reorganization and Share Exchange Agreement (“Share Exchange Agreement”, dated as of the 8th day of October, 2008, is entered into by and between Fidelity Aviation Corporation, a Colorado corporation (“Fidelity” or “Parent”) or the “Surviving Corporation”), Northern Construction Holding, Ltd. (“NCH”), a Hong Kong limited company, and Hong Yun Li, the controlling shareholder  representative of NCH   (“NCH Shareholder).”

W I T N E S S E T H:

WHEREAS, Fidelity is a corporation duly organized and existing under the laws of the State of Colorado with an authorized capitalization of 100,000,000 shares of voting common stock, with 3,295.900 shares of voting common stock outstanding, and authorized capitalization of 10,000,000 shares of preferred stock with 0 shares outstanding;

WHEREAS, NCH is a limited company duly organized and existing under the laws of Hong Kong with 10,000  shares of common stock outstanding;

WHEREAS, the Boards of Directors of Fidelity; the managing member of NCH and the holders of a majority of common stock  in NCH have determined that it is advisable that NCH become a wholly owned subsidiary of Fidelity, on the terms and conditions hereinafter set forth; and

WHEREAS, Fidelity and NCH intend that this Agreement of Merger and Plan of Reorganization shall qualify as a reorganization under Section 368(a)(1) of the Internal Revenue Code;

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties herein contained, it is agreed as follows:

ARTICLE I

Exchange By Shareholders

Section 1.01
Exchange by Shareholders.  At the Closing (as defined in Section 1.02), the NCH Shareholder shall sell, transfer, convey, assign and deliver to the Parent its Company Stock free and clear of all Liens (as defined below) in exchange for the Twelve Million (12,000,000) shares of newly  issued restricted common stock of Fidelity.

Section 1.02
Closing.  The closing (the “Closing”) of the transactions contemplated hereby (the “Transactions”) shall take place at the offices of  Argento & Associates Law Firm in Washington, DC commencing at 9:00am local time on October 8, 2008, or at such other time and place as may be mutually agreed by the parties.

ARTICLE II.

Representations and Warranties of Shareholders and Parent

Each of the Parent and the NCH Shareholder, hereby severally (and not jointly) represents and warrants, as follows:

Section 2.01
Good Title.  The  NCH Shareholder represents the record and beneficial owners, and has good title to its  common stock, with the right and authority to sell and deliver such common stock.  The Board of Directors of the Parent has duly authorized the issuance of the Parent's common stock.  The common stock held by the NCH Shareholder and the common stock issued by the Parent is respectively free and clear of all liens, security interests, pledges, equities and claims of any kind, voting trusts, stockholder agreements and other encumbrances.

Section 2.02
Organization.   NCH  and the Parent are respectively duly organized and validly existing in its jurisdiction of organization or has been properly formed under the laws of its jurisdiction of formation.

Section 2.03
Power and Authority.  The Parent, through its officers and directors, NCH  and the NCH Shareholder  each have the legal power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  All acts required  to be taken by the parties to enter into this Agreement have been properly taken.  This Agreement constitutes a legal, valid and binding obligation of each of the Parent,  NCH and  the NCH Shareholder, enforceable against each party in accordance with the terms hereof.

Section 2.04
No Conflicts.  The execution and delivery of this Agreement by the  Parent, NCH and the NCH Shareholder and the performance by each  of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or any central, provincial, regional, local, municipal or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (“Governmental Entity”) under any statutes, laws, ordinances, rules, regulations, orders, writs, injunctions, judgments, or decrees (collectively, “Laws”); (b) will not violate any Laws applicable to such shareholder and (c) will not violate or breach any contractual obligation to which such shareholder is a party.

Section 2.05
Purchase Entirely for Own Account.  The common stock proposed to be acquired by each of the Parent and the NCH Shareholder hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and each of the Parent and the NCH Shareholder has no present intention of selling or otherwise distributing   its common stock, except in compliance with applicable securities laws.

Section 2.06
Available Information.  Each of the Parent, and the NCH Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment presented in this Share Exchange Agreement.

Section 2.07
Non-Registration.  Each of the Parent, and the NCH Shareholder understands that neither the Fidelity common stock nor the NCH common stock  has  been registered under the Securities Act of 1933, as amended (the “Securities Act”) and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the shareholder’s representations as expressed herein.

Section 2.08
Restricted Securities. Each of the Parent and the NCH Shareholder understands that the Fidelity common stock and the NCH common stock is characterized as “restricted securities” under the Securities Act.  Accordingly such restricted securities may not be resold without registration under the Securities Act or the existence of an exemption there from.  Each of the Parent and the NCH Shareholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

Section 2.09
Legends.  It is understood that the Fidelity common stock and the NCH common stock will each bear the following legend or one that is substantially similar to the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION STATEMENT IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

Section 2.10
Adequate Consideration.  At the time of Closing, each of  the Parent and the NCH shareholder will have received adequate consideration for this Share Exchange Agreement.

ARTICLE III

Officers and Directors

When the Share Exchange becomes effective, the Board of Directors and Officers of Fidelity   shall be as set forth in Exhibit A, and they shall serve their appointments in accordance with the Certificate of Incorporation and the By-Laws of Fidelity. The Certificate of Incorporation and By-Laws of Fidelity shall then govern further election, appointment and removal of officers and directors in accordance with Colorado law.

ARTICLE IV

Board of Directors Approval; Effective Date

(a) This Share Exchange Agreement has been approved by the managing member of NCH, by  a majority of the holders of the outstanding shares of common stock of NCH and  by the Board of Directors of Fidelity.

(b)  The share exchange shall become effective as of the date of this Share Exchange Agreement, unless otherwise mutually agreed in writing by the parties.

ARTICLE V

Counterparts

This Share Exchange Agreement may be executed in multiple counterparts, each of which when so executed shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Northern Construction Holdings, Inc., Hong Yun Li and Fidelity Aviation Corporation. have caused this Share Exchange Agreement to be signed by their respective officers and signatories thereunto duly authorized, all as of the date first written above.

NORTHERN CONSTRUCTION HOLDINGS, INC.

/s/ Hong Yun Li
By:  Hong Yun Li
Title:  CEO

FIDELITY AVIATION INC.

/s/ John Schoenauer
By: John Schoenauer
Title: President

HONG YUN LI

/s/ Hong Yun Li
By: Hong Yun Li
Title: Controlling shareholder representative and CEO
           of Northern Construction Holdings, Ltd.

Exhibit A

Director, Chairman & CEO
Mr. Yang Rong

Director,Vice Chairman , CFO, Treasurer and Secretary
Mr. (Reid) Hong Yun Li

Director
Mr. Stephen H. Clevett